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                                                                    Exhibit 99.1

CAUTIONARY STATEMENTS PURSUANT TO THE SECURITIES LITIGATION REFORM ACT OF 1995

We wish to inform our investors of the following important factors that in some cases have affected, and in the future could affect, our results of operations and that could cause such future results of operations to differ materially from those expressed in any forward looking statements made by us or on our behalf. Disclosure of these factors is intended to permit us to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We have discussed many of these factors in prior SEC filings. Though we have attempted to list comprehensively these important cautionary factors, we wish to caution investors that other factors may in the future prove to be important in affecting our results of operations.

Our business is highly seasonal and cyclical.

The demand for our products depends upon the general economic conditions of the markets in which we compete, including, particularly, the construction and industrial sectors of the North American and European economies. Downward economic cycles in construction and industrial activities result in reductions in sales and pricing of our products, which may reduce our profits and cash flow. In addition, our business is highly seasonal with the majority of our sales occurring in the spring and summer months which constitute the traditional construction season. The cyclical and seasonal nature of our business could at times adversely affect our liquidity and ability to borrow under our credit facilities.

Our customer base is consolidated and a relatively small number of customers account for a majority of our sales.

Our principal customers are equipment rental companies that purchase our equipment and rent it to end-users. In recent years, there has been substantial consolidation in ownership among rental companies, particularly in North America, which is our largest market. A limited number of these companies accounts for a substantial majority of our sales. Some of these large customers also are burdened by substantial debt and have limited liquidity, which has recently constrained their ability to purchase additional equipment. Any substantial change in purchasing decisions by one or more of our major customers, whether due to actions by our competitors, customer financial constraints or otherwise, could have an adverse effect on our business. In addition, the reduction of the number of customers has increased competition, in particular on the basis of pricing.

Our customers need financing to purchase our products, which exposes us to additional credit risk.

Availability and cost of financing are significant factors that affect demand for our products. Many of our customers can purchase equipment only when financing is available to them at a reasonable cost. Some of our customers are unable to obtain all of the financing needed to fully fund their entire demand of our equipment from banks or other third-party credit providers. We offer a variety of financing programs and terms to our customers. These include installment sales, finance leases, and guarantees or other credit enhancements of financing provided to our customers by third parties. Our financing transactions expose us to credit risk, including the risk of default by customers and any disparity between the cost and maturity of our funding sources and the yield and maturity of financing that we provide to our customers. We believe that our customers are most likely to seek financing from us in down economic cycles, which increases our risk in providing this financing.

We may not realize cash flow from our financial services operations.

Our Access Financial Solutions segment, which includes leases, loans and guarantees, is new and has grown rapidly. Although we recognize revenues from sales in which we provide financing, providing financing to our customers requires us to use cash from operations or borrowings. We may not realize positive cash flow from these activities, which could adversely affect our results of operations and liquidity.

We may not be able to fund all credit requests by our customers.

Due to restrictions contained in our senior credit facilities and our otherwise limited capital, we may not be able to fund all credit requests by our customers, which could adversely affect our future sales. Our ability to continue to meet customer credit needs depends largely on our ability to generate funds by syndicating or securitizing finance receivables, either by selling them to a third party or by getting a loan from a third party secured by such finance receivables. Factors that may affect our prospects for completing such monetization transactions include the credit quality and customer concentration of our existing and future portfolios of finance receivables and market availability for such transactions. Included among factors that may affect the marketability for such monetization transactions are current preliminary proposals that characterize the monetizations in such a way as to possibly affect the accounting treatment of off-balance sheet financing transactions. In
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some securitizations and sales of finance receivables, we expect the third party to have limited recourse to us. If we are unable to generate funds through these or other types of monetization transactions, we may be unable to sustain our future business plan.

We operate in a highly competitive industry.

We compete in a highly competitive industry. To compete successfully, our products must excel in terms of quality, price, breadth of product line, efficiency of use, safety and comfort, resale value, and we must also provide excellent customer service. The greater financial resources of certain of our competitors and their ability to provide additional customer financing or pricing discounts may put us at a competitive disadvantage. Certain competitors also may have the ability to develop product or service innovations that could put us at a disadvantage. If we are unable to compete successfully against other manufacturers of access equipment, we could lose customers and our revenues may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, or that we will be able to continue to compete successfully in the access equipment segment.

Our products involve risks of personal injury and property damage, which exposes us to potential liability.

Our business exposes us to possible claims for personal injury or death and property damage resulting from the use of equipment that we rent or sell. We maintain insurance through a combination of self-insurance retentions and excess insurance coverage. We monitor claims and potential claims of which we become aware and establish accrued liability reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain raw materials and certain manufactured components from third-party suppliers. To reduce material costs and inventories, we rely on supplier partnership arrangements with preferred vendors as a sole source for "just-in-time" delivery of many raw materials and manufactured components. Because we maintain limited raw material inventories, even brief unanticipated delays in delivery by suppliers, including those due to capacity constraints, labor disputes, impaired financial condition of suppliers, weather emergencies or other natural disasters, may adversely affect our ability to satisfy our customers on a timely basis and thereby affect our financial performance. This risk increases as we continue to change our manufacturing model to correlate production more closely with customer orders.

We face risks with respect to our introduction of new products and services.

Our business strategy includes the introduction of new products and services. Some of these products or services may be introduced to compete with existing offerings of competing businesses, while others may target new and unproven markets. We must make substantial expenditures in order to introduce new products and services or to enter new markets. We cannot give any assurance that our introduction of new products or services or entry into new markets will be profitable or otherwise generate sufficient incremental revenues to recover the expenditures necessary to launch such initiatives. Such initiatives also may expose us to other types of regulation or liabilities than those to which our business is currently exposed.

We may face limitations on our ability to finance future acquisitions and integrate acquired businesses.

We intend to continue our strategy of identifying and acquiring businesses with complementary products and services, which we believe will enhance our operations and profitability. We may pay for future acquisitions from internally generated funds, bank borrowings, public offerings, private sales of stock or bonds, or some combination of these methods. However, we cannot give any assurance that we will be able to find suitable businesses to purchase or that we will be able to raise the money necessary to complete future acquisitions.

In addition, we cannot guarantee that we will be able to successfully integrate any business we purchase into our existing business or that any acquired businesses will be profitable. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. If we are unable to complete the integration of new businesses in a timely manner, it could have a materially adverse effect on our results of operations and financial condition.

We are subject to currency fluctuations from our international sales.

Our products are sold in many countries around the world. Thus, a portion of our revenues is generated in foreign currencies, including principally the Euro, the British Pound Sterling, and the Australian Dollar, while costs incurred to generate those revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. To reduce this currency exchange risk, we may buy protecting or offsetting positions (known as
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"hedges") in certain currencies to reduce the risk of an adverse currency exchange movement. Currency fluctuations may impact our financial performance in the future.

Our international operations are subject to a variety of potential risks.

Our international operations are also subject to a number of potential risks. Such risks include, among others, currency exchange controls, labor unrest, differing labor regulations, differing protection of intellectual property, regional economic uncertainty, political instability, restrictions on the transfer of funds into or out of a country, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability and terms of financing, and potentially adverse tax consequences. These factors may have an adverse effect on our international operations, or on the ability of our international operations to repatriate earnings to us, in the future.

Compliance with environmental and other governmental regulations could be costly and require us to make significant expenditures.

We generate hazardous and non-hazardous wastes in the normal course of our manufacturing and service operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects and also require compliance with certain practices when handling and disposing of hazardous and non-hazardous wastes. These laws and regulations also impose liability for the cost of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances. Compliance with these or any other current or future environmental laws and regulations requires us to make expenditures.

Despite these compliance efforts, risk of environmental liability is part of the nature of our business. We cannot give any assurance that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on us in the future. In addition, future events may lead to additional compliance or other costs that could have a material adverse effect on our business.

We rely on key management and our ability to attract successor management personnel.

We rely on the management and leadership skills of our senior management team led by William M. Lasky, Chairman of the Board, President and Chief Executive Officer. The loss of his services or the services of other key personnel could have a significant, negative impact on our business. Similarly, any difficulty in attracting, assimilating and retaining other key management employees in the future could adversely affect our business.

Acts of terrorism or war may adversely affect our business.

Acts of terrorism, acts of war and other unforeseen events may cause damage or disruption to our properties, business, employees, suppliers, distributors and customers which could have an adverse effect on our business, financial condition and operating results. Such events may also result in an economic slowdown in the United States or elsewhere, which could adversely affect our business, financial condition and operating results.